Exhibit 99.1

NEWS

Charter Receives Notice of Compliance
 with Nasdaq Minimum Price Listing Standard

St. Louis, Missouri, May 14, 2008 – Charter Communications, Inc. (NASDAQ: CHTR) announced today that it has received notice from the Nasdaq Global Select Stock Market that it is compliant with the minimum price continued listing standard of the Nasdaq Global Select Stock Market. The Company regained compliance when the Company’s Class A common stock closed at or above $1.00 for the 10 consecutive business days ending May 12, 2008.

On May 12, 2008, Charter reported first quarter earnings for the three months ended March 31, 2008. For the quarter, Charter reported revenue growth of 10.5%,  revenue generating unit growth of 7.1%, and average revenue per basic customer growth of 13.4% on a pro forma basis versus the comparable period in 2007.

About Charter Communications

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States. Charter provides a full range of advanced broadband services, including Charter Digital® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services and business telephone. Charter’s advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Media:                                                      Investors:
Anita Lamont                                          Marty Richmond
314-543-2215                                            314-543-5621